EXHIBIT 10.12

Summary of Arthur C. Graves 2011 Compensation

The Knoll, Inc. compensation committee approved an annual base salary of $295,000 for Arthur C. Graves, with a bonus target of $295,000.  Mr. Graves is also entitled to participate in the benefit plans provided by Knoll that are available to Knoll employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan.